                                                                    Exhibit 4.30



                     [Translated from the Chinese original]

                            SHARE TRANSFER AGREEMENT
                                       OF
               SHANGHAI MEINING COMPUTER SOFTWARE COMPANY LIMITED






           [SHANGHAI KEMEI TAIDI TELECOMMUNICATION EQUIPMENT CO. LTD.]

                                   [FENG TAO]

                                   [XUE FENG]

                               As the Transferors

                                       AND

           [BEIJING FUHUA INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.]


                                As the Transferee

                                                                               1
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                                TABLE OF CONTENTS

1.    DEFINITION AND INTERPRETATION                                     2

2.    SHARE TRANSFER                                                    3

3.    PURCHASE PRICE AND EARNEST MONEY                                  3

4.    DUE DILIGENCE                                                     4

5.    PREREQUISITES TO COMPLETION                                       5

6.    COMPLETION                                                        8

7.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS                      9

8.    FAILURE OF COMPLETION                                            10

9.    EFFECTIVENESS                                                    10

10.   BREACH OF THIS SHARE TRANSFER AGREEMENT                          11

11.   CONFIDENTIALITY                                                  11

12.   DISPUTE RESOLUTION                                               12

13.   NOTICE AND SERVICE                                               12

14.   MISCELLANEOUS PROVISIONS                                         14

APPENDIX 1-1:  REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS       15

The following parties enter into this share transfer agreement, (the "Share Transfer Agreement") effective as of August 15, 2006:

PARTY A: SHANGHAI KEMEI TAIDI TELECOMMUNICATION EQUIPMENT CO. LTD. Registered Address: Room 255, No.11 Wuhua Road, Shanghai
Legal Representative: Ju Chengli

PARTY B: FENG TAO
I.D. NO.:

PARTY C: XUE FENG
I.D. NO.:

(Party A, Party B, and Party C are hereinafter referred to collectively as the "Transferors");


PARTY D: [BEIJING FUHUA INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.]
Registered Address: Room 615, Ping'an Mansion, No. 23 Financial Street, Xicheng District, Beijing
Legal Representative: Chen Wu

(Party D hereinafter is also referred to as the "Transferee");


SECURITY PARTY: CHINA FINANCE ONLINE (BEIJING) CO., LTD.

Registered Address: Room 610B, Ping'an Mansion, No. 23 Financial Street, Xicheng District, Beijing
Legal Representative: Zhao Zhiwei

Either party of the Transferors and the Transferee is referred to hereunder as the "Party", or collectively referred to as the "Parties."

WHEREAS

     A. Shanghai Meining Computer Software Company Limited (hereinafter referred to as the "Company") is a limited liability company duly organized and validly existing under the laws of People's Republic of China, with legal address at: [Building 15, No.288, Anfu Road, Shanghai, China]. The Registered Capital of the Company is [RMB 11,646,300].

     B. The Transferors are shareholders who hold 100% of the shares of the Company. Party A holds [70.64]% shares of the Company; Party B holds [24.36]% shares of the Company; and Party C holds [5]% shares of the Company. They have contributed their due investments in full.

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     C.   The Transferors are intended to transfer, and the Transferee is intended to receive 100% of the shares of the Company.

     D. Therefore, the Parties hereby agree to transfer the shares to the Transferee in accordance with the terms and conditions specified in this Share Transfer Agreement.


1.   DEFINITION AND INTERPRETATION

     The following terms shall have the meanings set forth below:

     "ARTICLES OF ASSOCIATION" means the revised articles of association of the Company. The Articles of Association reflect the provisions of this Share Transfer Agreement which the Transferors and the Transferee will enter into.

     "COMPANY" means Shanghai Meining Computer Software Company Limited.

     "COMPLETION DAY" means the completion day specified in Article 6.1 hereof.

     "COMPLETION TERM" means the completion term specified in Article 6.1 hereof.

     "CREDITOR'S RIGHTS OF SHANGHAI TELECOM" means the debt of RMB 850,381.95 to be paid to Shanghai Telecom or Shanghai Telecom Company of China Telecom (hereinafter referred to as "Shanghai Telecom"), as disclosed by the balance sheet of Zhengxing Information Technology Co., Ltd, dated December 31, 2005, and audited by Shanghai Jiangnan Accountant firm.

     "DEBT OWED BY HUANING TO MEINING" means the Creditor's Right to receive RMB 332,523, under the due received amount ended at the date of May 31, 2006, to the benefit of the Company against its former shareholder Shanghai Huaning Information Technology Co., Ltd., in accordance with the balance sheet and its attachments in Appendix 2.

     "EFFECTIVE DATE" means August 15, 2006.

     "LOANS FROM MINGHONG" means the shareholder loan provided by Shanghai Minghong Information Technology Co., Ltd., to the Company, as the former shareholder of the Company. The balance of the loan is RMB 1,110,600 as disclosed by the Company's balance sheet dated May 31, 2006.

     "PURCHASE PRICE" means the purchase price paid by the Transferee to the Transferors in accordance with Article 3.1 hereof.

     "REGISTERED CAPITAL" means the registered capital of the Company, equivalent to [RMB 11,646,300 yuan]

     "SECURITY PARTY" means China Finance Online (Beijing) Co., Ltd. The security party has joint liability under the payment obligation hereunder towards the Transferors, and the warrantor shall not have a defense against this.

     "SHAREHOLDER LOANS OF PARTY A" means the shareholder loans of RMB 3,400,000 provided to the Company by Party A, as the shareholder of the Company, including:

          1. A promissory note totaling RMB 2 million issued to the Company by the Shanghai Branch of China Construction Bank (the "Bank") from Party A, and transferred to the Company's account on November 1, 2005. The promissory note and Bank pay-in slip are attached as Appendix 3.

          2.   The actual loan provided by Party A to the Company totaling RMB
               1.4 million, in accordance with the loan agreement entered into with the Company on February 21, 2006. The loan agreement and Bank pay-in slip are attached as Appendix 3.

1.1  Interpretation

     The headings are for the purpose of convenience and reference only, and shall not affect the interpretation and understanding of this Share Transfer Agreement.


2.   SHARE TRANSFER

2.1 The Transferors hereby sell and transfer to the Transferee, and the Transferee hereby purchases and accepts from the Transferors 100% of the shares of the Company.

2.2 Upon the Completion Date when the shares are transferred, the Transferee shall become the sole shareholder of the Company, with all the rights and obligations of a shareholder in accordance with the Articles of Association.


3.   PURCHASE PRICE AND EARNEST MONEY

3.1 The Parties agree the Purchase Price is RMB [12 million], in which the Transferee shall pay RMB 8,476,800 to Party A, RMB 2,923,200 to Party B, and RMB 600,000 to Party C.

3.2 The Transferee shall pay the earnest money for purchase of RMB [847,680] to Party A, RMB [292,320] to Party B, and RMB [60,000] to Party C within three days of the execution of this Share Transfer Agreement.

3.3 Unless the Completion of this Share Transfer Agreement fails, the Purchase Price shall be paid by the Transferee to the bank accounts designated by the Transferors in writing at the Completion Day. The Purchase Price may be set off by the paid earnest money as specified in Article 3.2. If the Transferee has made the aforesaid payment to the Transferors, in accordance with this article, the payment obligation of the Transferee under Article
     3.1 hereof is deemed to have been performed.

3.4 Party A, Party B, Party C, Party D and the Company shall respectively pay for their taxes and expenses incurred from the transfer in accordance with laws and regulations.


4.   DUE DILIGENCE

4.1 To ensure the Transferee understands of the Company's state of affairs for the purchase of shares, the Transferee is entitled to carry out due diligence on the Company upon the execution of this Share Transfer Agreement. The information which must be investigated and checked includes but is not limited to:

          (1) the Company's subject capacity, status of operation and registration at industrial and commerce authorities;
          (2)  the Company's status of assets;
          (3)  the Company's financial status;
          (4)  employees of the Company;
          (5)  the Company's labor and personnel system and management;
          (6)  the Company's taxation and law compliance;
          (7)  the effective contracts concluded by the Company and performance;
          (8) economic disputes, client disputes, litigation and arbitration of the Company;
          (9) securities or material obligations borne by the Company for the outside entities; and
          (10) other corporate information of the Company the Transferee considers necessary to know.

4.2 The Transferors will actively assist and cooperate with the Transferee to carry out the aforesaid due diligence, offer and disclose all detailed information to the Transferee, and allow a specially designated person (corporate key management staff whose title is higher than deputy general manager) to coordinate the investigation work, ensuring the Transferee may carry out the due diligence as soon as possible.

4.3 The fact that the Transferee is carrying out the due diligence in accordance with this Share Transfer Agreement shall not absolve the Transferors of all the obligations and liabilities under the representations and warranties made by the Transferors herein.


5.   PREREQUISITES TO COMPLETION

     The Transferee's performance of the Completion obligations hereunder shall be subject to the satisfaction of the following prerequisites prior to or on the Completion Day:

5.1 From the execution date of the agreement to the relevant Completion Day, the representations, warranties and undertakings made by the Transferors herein are true, adequate and accurate. The Transferors make no misleading or false representations of fact herein. No risk exists that may cause the Transferee or the Company to be subject to legal proceedings or disputes due to the transfer hereunder, nor is there any material adverse effect on the Transferee or the Company.

5.2 For the purpose of such shares transfer and change of shareholders of the Company, the Transferors shall, within [45] business days after the execution of the agreement, provide all necessary support, execute all relevant legal documents, perform all necessary procedures, and obtain all necessary approvals, in accordance with relevant laws and Articles of Association, including but not limited to, registering such shares transfer with industrial and commerce administration authorities, unless the failure to complete the registration of such transfer with the industrial and commerce administration authorities within the aforesaid term is caused by reasons of the Transferee or other objective reasons of Parties other than the Transferors.

5.3 No event, circumstance, change or material adverse turn which has had or could reasonably be expected to have a material adverse change on the performance of this Share Transfer Agreement or the benefit of the Transferee has occurred prior to the execution of this Share Transfer Agreement.

5.4 Material information, obligations, and liabilities borne by the Company in connection with the transfer hereunder have been disclosed adequately to the Transferee, and the disclosure is accurate, adequate and true.

5.5  The Loan from Minghong is repaid prior to the Completion Day.

5.6 Meining has signed waiver of Creditor's Rights for the Debt Owed by Huaning to Meining.

5.7 The Company has concluded the Strategic Consultation Service Agreement ("Appendix 4-1") and Technology Support Service Agreement ("Appendix 4-2") with

     Zhengxing Information Technology Co., Ltd. (hereinafter referred to "Shanghai Zhengxing"). Such agreements are continual and effective, and the Company is obliged to pay the consultation service fees to Shanghai Zhengxing in accordance with such agreements.

5.8 For the purpose of the payment of the aforesaid consultation service fees, the Transferors have executed the Share Pledge Agreement ("Appendix 5-1") and Purchase Option Agreement ("Appendix 5-2") with Shanghai Zhengxing. Such agreements are continual and effective.

5.9 The Transferors and their affiliated companies, including but not limited to Shanghai Lianchuang Venture Capital Co., Ltd., Shanghai Minghong Information Technology Co., Ltd, Shanghai Stateline Telecom, Shanghai Stateline Network Co., Ltd, Stateline SCM Co. Ltd. Shanghai, have issued an irrevocable written statement waiving all of their Creditor's Rights to the Company except for, or including, the shareholder loans of Party A ("Appendix 6 (1-5)").

5.10 The IDC custodian fee owed by the affiliated companies of the Transferors, Shanghai Minghong Information Technology Co., Ltd and Stateline SCM Co. Ltd. Shanghai has been paid to Meining Company.

5.11 If some of the debts owed to Meining, as specified in Article 5.10, are not paid in full prior to the Completion Day, the Transferors shall issue a written confirmation letter to the Transferee consenting to the deduction of the amount equivalent to the unpaid debt from the purchase price.

5.12 The payment for the debt specified in Appendix 2 "Balance Sheet" by the relevant payees upon the execution of this Share Transfer Agreement, shall be reserved in the bank account of the Company, except for those amounts approved by the Transferee in writing.

5.13 The Company has executed the relevant agreement to transfer the www.stockstar.com and www.stockstar.com.cn websites (set forth in Appendix 7-1) and the brand of "Stockstar" ("Appendix 7-2") to Shanghai Zhengxing at the price of RMB 1 yuan respectively.

5.14 Party A has made securities as to the Creditor's Rights of Shanghai Telecom ("Appendix 8").

5.15 The creditors Lu Yinghua, Gao Limin and Shanghai Minghong Information Technology Co., Ltd., and Shanghai Minghong Information Technology Co., Ltd., as defined by the Company's account books, of the promissory note in the amount of

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     RMB 3.18 million, whose issuer is not known, but was received by the
     Company on May 14, 2002, have issued a letter to acknowledge their non-possession of or waiver of any creditor's right ("Appendix 9-1"). Party A shall issue a letter of security ("Appendix 9-2") to the Transferee, to warrant that the creditors Lu Yinghua, Gao Limin and Shanghai Minghong Information Technology Co., Ltd., are the true creditors of the debt of the Company in connection with the aforesaid promissory note. If it is discovered in the future that Lu Yinghua, Gao Limin and Shanghai Minghong Information Technology Co., Ltd. are not the true creditors for the aforesaid debt, such debt shall be borne by Party A, and Party A shall compensate any and all losses suffered by the Company or the Transferee from such circumstance.

5.16 As to the promissory note (RMB 2.351 million, issuer of which is unknown) received by the Company on November 22, 2001, the creditors as shown by the account books of the Company is Dongyang Building Materials Co. Ltd. in Zhejiang Province. Party A shall issue a letter of security ("Appendix 10") to the Transferee and the Company, to warrant the creditors, Dongyang Building Materials Co. Ltd. is the true creditor of the debt of the Company in connection with the aforesaid promissory note. If it is discovered in future Dongyang Building Materials Co. Ltd. is not the true creditor for the aforesaid debt, Party A shall compensate any and all losses suffered by the Company or the Transferee from such circumstance.

5.17 The Website Alliance Market Promotion Cooperation Agreement ("Promotion Agreement") concluded between Shanghai Daodun Network Technology Co., Ltd. ("Daodun Company") and the Company dated January 9, 2006, has been terminated on July 3, 2006. Party A shall issue a letter of security to the Transferee, to warrant the aforesaid agreement has been legally terminated, and the Creditor's Rights and debts of both parties under the promotion agreement have been cleared. No legal disputes, claims, lawsuits or threatened lawsuits are incurred from such promotion agreement. Party A shall be liable for any legal dispute, claim, lawsuit or threatened lawsuit incurred from such agreement, and compensate all losses suffered by the Company and the Transferee from this. The promotion agreement and the letter of security as to the termination of such agreement are attached hereto as Appendix 11.

5.18 From the execution of the agreement to the completion day, the Transferors shall guarantee the normal operation of the Company in aspects of products and services, and team work, and shall provide to the Transferee the following documents:

               (A) staff list of department managers and those with titles higher than department managers; and
               (B) Labor Contracts signed by department managers and those with titles higher than department managers ("Appendix 12").

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5.19 The Transferors controlled companies have obtained written consent from the
     Transferee prior to taking the following actions:

               (A) Any fund transfer with aggregated amount exceeding RMB 50,000 with a Company or natural person and its affiliated party; execution of any agreement;
               (B) appointment and disposal of department managers and those with titles higher than department managers;
               (C)  dividends distribution;
               (D)  change of employee reward (including bonus) plans;
               (E)  issues of operation cooperation; and
               (F)  development and launching plan of new products.

5.20 Party A have made securities as to Share Transfer Agreement of Zhengxing Information Technology (Shanghai) Co., Ltd. concluded between Stockstar.com INC and China Finance Online (Beijing) Co., Ltd. dated August 15, 2006 (attached as "Appendix 13").

5.21 The Transferors have performed all other obligations in connection with the transaction specified herein at the date of completion day.


6.   COMPLETION

6.1  Completion

     "Completion" in the agreement means the parties complete the transfer hereunder in accordance with Article 6 herein. The parties agree and affirm that the "completion day" is the day at which all registration procedures of the shares transfer hereunder are completed at the industrial and commerce administration authorities. "Completion" shall take place at the office of the Company or other places agreed by the parties.

6.2  Obligations of the Transferors

     The Transferors shall deliver the following documents to the Transferee at the Completion:

     (1) Board resolution (if applicable) of the Transferors, to authorize the Transferors to execute, deliver and perform the agreement;

     (2) All originals of Business License of Enterprise Legal Person renewed by industrial and commerce administration based on the shares transfer;

     (3) All prerequisites to completion specified in Article 5 herein required by the Transferee are satisfied by the Transferors.

     (4)  Official Seal, financial seal and all other seals of the Company.

6.3  Obligations of the Transferee

     The Transferee shall deliver the following documents to the Transferors at the completion:

     (1) Board resolution of the Transferee, to authorize the Transferee to execute, deliver and perform the agreement; and

     (2)  the purchase price specified in Article 3.

     The Transferee agrees to be transferred the shareholder loan of Party A to the Company equivalent to RMB 3.40 million with a consideration of RMB 3.40 million at the completion day. For this purpose, the Transferors Party A shall conclude a Creditor's Right Transfer Agreement with the Transferee ("Appendix 14").


7.   REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1 The Transferors make irrevocable representations and warranties to the Transferee as specified in Appendix 1 (1-2).

7.2 The representations made by the Transferors herein are true, accurate and adequate and contain no concealed or misleading content. Any debt, obligation or liability discovered after completion, which failed to be disclosed to the Transferee by the Transferors, or failed to get approval from the Transferee, shall be borne jointly by the Transferors.

7.3 If any of the representations or warranties of the article are not true, accurate or adequate, the Transferors shall have joint compensation liability to the Transferee for any loss, damage, expense or adverse condition (which will not occur if the relevant representation or warranty is true or accurate) in any kind suffered by the Transferee.

7.4 The Transferee undertakes that it will make timely and full payment to the Transferors for the purchase price of the shares in accordance with payment schedule specified in the agreement.

7.5 The Transferee undertakes the execution and performance of the agreement make no violation of other contracts, agreement and legal documents to which the Transferee is one party.

7.6 The Transferee complies with the conditions stipulated by laws to be transferred the subject of the agreement prior to making registration of the share transfer at industry and commerce administration, and will not affect the normal legal procedures of the share transfer due to the restrictions of the Transferee itself.

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
7.7 The Transferee warrants that it will actively go through all the procedures necessary for the share transfer, and perform all required obligations as the Transferee of the shares.


8.   FAILURE OF COMPLETION

8.1 If the shares hereunder for any reason fail to complete the registration of transfer at industrial and commerce administration in accordance with this Share Transfer Agreement, except as otherwise provided by the Parties, this Share Transfer Agreement will be cancelled accordingly.

8.2 If the shares hereunder fail to complete the transfer in accordance with this Share Transfer Agreement for none of the reasons of the Transferors and the Transferee (including but not limited to failure to get approval from government in accordance with relevant laws and regulations), the Transferors shall refund all the payment the Transferee made to the Transferors in accordance with this Share Transfer Agreement (including the Earnest Money for purchase), to the Transferee within 7 days after the day of receiving the written Notice from the Transferee. The Transferee shall return all the documents provided by the Transferors to the Transferee in accordance with this Share Transfer Agreement, to the Transferors within 7 days after receiving the written Notice from the Transferors.

8.3 If the failure to complete the share transfer in accordance with this Share Transfer Agreement is due to the Transferors' account, the Transferors shall refund in double the charged earnest money to the Transferee in accordance with this Share Transfer Agreement.

8.4 If the aforesaid failure of Completion is due to the Transferee's account, the Transferors are entitled to forfeit the earnest money paid by the Transferee in accordance with this Share Transfer Agreement.

8.5 If the Completion is failed after the registration of the transfer at industrial and commerce administration, both parties are obliged to return the shares hereunder to the former holding status before the execution of this Share Transfer Agreement.


9.   EFFECTIVENESS

9.1 The agreement shall be effective from the date of execution by the parties ("Effective Date").

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10.  BREACH OF THE AGREEMENT

10.1 Failure of performance, partial or delayed performance of any obligations borne by any party hereof shall constitute a breach of the Share Transfer Agreement, and such party shall bear the liability for breach of the Share Transfer Agreement, and is liable for compensating all economic losses suffered by other parties from such breach. Unless otherwise provided in the Share Transfer Agreement, if any party breaches the Share Transfer Agreement or if the representations, undertakings or warranties made hereunder by any party are false, and such party fails to make effective remedies within ten (10) days (or longer time as approved by the non-breaching party in writing) after receiving the written Notice from the non-breaching party, the non-breaching party is entitled to terminate the agreement immediately and unilaterally, and the breaching party shall compensate the non-breaching party for all losses suffered by the non-breaching party from such breach.

10.2 For the purpose of the Share Transfer Agreement, the parties agree and affirm that, for any breach hereunder by any party of the Transferors, all parties of the Transferors shall have joint liability for any applicable compensation due in the event of a breach. The Transferee is entitled to make claims against any party of the Transferors at its own discretion, and is free from restrictions of any conditions or prerequisite procedures. Any party of the Transferors shall not have a defense against this.

10.3 If the Transferee fails to pay for the Earnest Money to the Transferors in accordance with Article 3 herein, or fails to pay for the purchase price to the Transferors in accordance with the Share Transfer Agreement, or fails to pay to Party A for the transferred Creditor's Rights as specified in
     Item 3, Article 6.3 herein, the Transferee shall pay to the Transferors a fine amounting to 0.1% of the overdue amount per day from the tenth day of such breach. If such breach exceeds [20] days, the Transferors have the right to terminate the agreement, in addition the Transferee shall pay to the Transferors a fine amounting to 5.0% of the total price of the agreement.


11.  CONFIDENTIALITY

11.1 Whether or not the Share Transfer Agreement is terminated, the parties hereof shall make strict confidentiality of the trade secret and proprietary information of the other party or the Company (hereinafter collectively referred to as "Confidential Information") received during the performance of the Share Transfer Agreement. Except those having to be disclosed to a third party upon prior written consent from the other party or in accordance with relevant laws and regulations, the party receiving the Confidential Information shall not disclose to any other third party the Confidential Information or any part of it; except for the purpose of the performance of the Share Transfer Agreement, the receiving party shall not use or indirectly use the Confidential Information or any part of it.

11.2 The following information is not regarded as Confidential Information: (a) any information which the receiving party has written evidence to prove it has obtained such information prior to receiving it in connection with the Share Transfer Agreement; (b) any information which has been publicized not resulted from faults of the receiving party, or information which are known to the public for other reasons; or (c) information the receiving party legally obtained from other channels thereafter.

11.3 The information receiving party may disclose the Confidential Information to its relevant employees, agencies, or professionals invited, but such party shall ensure the aforesaid persons are also bound by this Share Transfer Agreement, and keep the Confidential Information as confidential, and use the Confidential Information for the sole purpose of the performance of this Share Transfer Agreement.


12.  DISPUTE RESOLUTION

12.1 Any dispute arising from the interpretation or exercise of this Share Transfer Agreement, shall be settled though friendly consultation by the parties first.

12.2 If a dispute is not settled by the aforesaid way within sixty (60) days after the beginning of consultation, any party may submit the dispute to China International Economic and Trade Arbitration Committee in Beijing for final arbitration in accordance with the arbitration procedures and rules currently in force.

12.3 The arbitration shall be made by three (3) arbitrators. The Transferors and the Transferee shall appoint one (1) arbitrator each. The third arbitrator shall be designated by the arbitration committee, and serve as chairman of the arbitration court.

12.4 The arbitration award shall be final and binding the parties. The liability for the payment of arbitration fee shall be judged by the arbitration court.


13.  NOTICE AND SERVICE

Any Notices or other correspondences among the parties in connection with the Share Transfer Agreement (hereinafter referred to as "Notice") shall be in written form (including delivered by hand, by post, by fax or by telegraph), and delivered to the addressee at the following addresses or numbers, and the names of the following contact persons shall be noted. Only all the aforesaid conditions are satisfied, a Notice shall be deemed as an effective Notice.

Party A: Shanghai Kemei Taidi Telecommunication Equipment Co. Ltd. Contact Person: Ju Chengli

Address: Building 16, No. 288, Anfu Road, Shanghai
Postal Code: 200031
Tel: 021-54658111
Fax: 021-54047200
EMAIL: wxm@uni.com.cn


Party B: Feng Tao
Address: Shanghai Lianchuang Venture Capital Co., Ltd, Xingguo Hotel, No. 78, Xingguo Road, Shanghai
Postal Code: 200052
Tel:  021-64485757
Fax: 021-53831000
EMAIL: fisher@ceyuanvc.com


Party C: Xue Feng
Address:
Postal Code:
Tel:  13564026279
Fax:
EMAIL: Feng.Xue@dlapiper.com


Party D: BEIJING FUHUA INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.
Contact Person: Wang Jun
Address: Floor 9, Tower C, Corporate Square, No. 35 Financial Street, Xicheng District, Beijing, China
Postal Code: 100032
Tel: 010-58325388
Fax: 010-58325300
EMAIL: jwang@jrj.com


The Notices hereunder shall be deemed to have been effectively given on following: (1) any Notices delivered by hand shall be deemed to have been effectively served on the date of the confirmation of the addressee. Notices without confirmation of the addressee shall not be deemed as effectively served;
(2) any Notices delivered by post shall use registered express or courier service, and shall be deemed to have been effectively served to the addressee on the 48 hours after they were sent out (deferred accordingly if there are public holidays); (3) Notices delivered by fax shall be deemed to have been effectively given on the date of transmission and upon confirmation. However, if the Notice is sent out on a public holiday, the Notice shall be deemed to have been effectively served on the first day after the ending of the public holiday; (4) any Notices sent though telegraph shall be deemed to have been effectively served on 24 hours after they were sent out (deferred accordingly if there are pubic holidays).

If any changes are made as to the correspondence address, number or contact person by any party, such party shall notify other parties within 7 days after the change; otherwise the Notices addressed to the former correspondence shall be deemed as effective Notice.

14.  MISCELLANEOUS PROVISIONS

14.1 The Share Transfer Agreement and rights of the parties hereunder shall be interpreted and defined in accordance with China laws. If no such relevant China laws exist, the international commercial convention shall be applicable.

14.2 Failure to exercise, partially exercise or delayed exercise of any rights hereunder by any party shall not be construed as a waiver of such rights or any other rights hereunder by such party, except those expressly stated in the agreement or waived in written form.

14.3 The Share Transfer Agreement and its appendices constitute the entire agreement among the parties, and supersede all previous correspondences, statement, agreement or any other documents executed by the parties prior to the Share Transfer Agreement.

14.4 If any provisions herein become invalid as contradicted to the laws and regulations applicable, such provisions shall be cancelled from the Share Transfer Agreement. However, the invalidity of such provisions shall not affect the validity of remaining provisions and entire validity of the agreement. The parities shall make consultations to set up new provisions or deal with the consequences resulted from the invalidity of such provisions.

14.5 If the Share Transfer Agreement of Zhengxing Information Technology (Shanghai) Co., Ltd. concluded between Stockstar.com INC and China Finance Online (Beijing) Co., Ltd. dated August 15, 2006, fails to make registrations of share transfer at industry and commerce administration, the agreement shall be cancelled voluntarily.

14.6 The Share Transfer Agreement is executed in [eight] copies. Each party shall hold one copy. Others shall be used for the relevant registration procedures. Each copy is equally authentic.

APPENDIX 1-1:  REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

     Except for those expressly disclosed in the disclosure sheet attached as Appendix 2, the Transferors warrant and represent to the Transferee (and the Transferors acknowledge the Transferee completes the transfer hereunder based on such representations and warranties):

(a)  Company

          The Company is incorporated, organized and validly existing under the laws of People's Republic of China, has a well-placed position and all necessary corporate power and capacity to own its property and assets and carry out its current business. The Company has completed all registrations and records procedures, obtained the qualification to carry out business in the form of Company in each jurisdiction and has a well-placed position, which is essential to the characters of business or the property the Company owns or leases within the jurisdiction.

(b)  Subsidiary

          The Company does not possess, directly or indirectly, and has given no consent to purchase (i) any outstanding shares or securities which can be converted to shares of any other companies, or (ii) any shares participated in dividends in any partnership enterprise, joint venture enterprise or other commercial enterprise.

(c)  Binding Agreement and Effectiveness of Transfer

          The agreement constitutes legal, effective and binding obligations to the Transferors. By executing and delivering the agreement, completing the transfer stated hereunder, and performing the provisions, conditions, and stipulations herein, the Transferors will not:

     (i) contradict, violate or lead to violation of any obligation of the Transferors, the Company or any subsidiary or accelerate the performance of such obligation stipulated or agreed in the following:

               A. Any laws applicable to the Transferors, the Company or any subsidiary;

               B. Any judgment, order, writ, injunction or award currently applicable to the Transferors, the Company or any subsidiary, issued by court or government officials, administrations or departments;

               C. Articles of association or any resolution of the Transferors, the Company and any subsidiary, and the revisions or reiteration of such articles of association or resolution; or

               D. Provisions in any agreements, arrangements, or understandings to which the Transferors, the Company or any subsidiary is one party, or binding the Transferors, the Company or any subsidiary.

(d)  License, Approval and Authorization

          The Company carries out its business in accordance with all applicable statutes, laws, order, rules and regulations stipulated by any and all authorities which have jurisdictions over any part of the Company's business, and possesses all license, approval and authorization essential to the legal operation of its business. Such license, approval and authorization are continual and effective and will be effective, well-placed and under no violations until the completion day of the agreement.

(e)  Capital

          The Company is a legal person established in accordance with China laws, with limited liability, and the registered capital is RMB [11,646,300].

(f)  Shares Purchased and Ownership of Shares of Subsidiaries

          The Transferors are the sole owner of all shares of the Company. The shares of the Company is free and clear of any liens, pledge, encumbrance, or encumbrance of other parties (except for the rights of the Transferee hereunder and the agreement attached as Appendix 5). Except for those stipulated herein or in the agreement attached as Appendix 5, there are no agreements, options or rights of others, which is binding or will bind in any time the Transferors or the Company's actions of sale, transfer, distribution, securing, pledge, charge of the purchased shares or in any other ways to dispose or place such purchased shares.

(g)  Financial Statement

          The annual financial statements of the Company provided by the
          Transferors:

     (i) have been prepared based on acknowledged accounting principles and in correspondence with the last accounting period;

     (ii) have been prepared according to financial records, and no adjusting entries, and are adequate and accurate in all material aspects; and

     (iii) have fairly reflected the assets, debts (whether are accrued, absolute, contingent or others), financial status or operational outcome.

(h)  No Undisclosed Debt

           Except for those disclosures reflected in or prepared for the balance sheet, or taken place after the date of the balance sheet and reflected in disclosure sheet in Appendix 2, the Company has no unpaid debt or any liability or obligation (whether is accrued, absolute, contingent or others), and no unperformed undertaking or obligation in any kind (whether such undertaking or obligation is deemed at present as debt of the Company or any subsidiary, in accordance with the acknowledged accounting principles), except for those payable accounts in the normal business operation.

(i)  Taxation

     (i) The Company have prepared adequate amount of money in the balance sheet to pay for the due and unpaid tax at the date of the balance sheet, or any due tax installments repayment of the Company at current taxation year. Except for those reflected in or prepared for the balance sheet, the Company has no liability for any taxation. To the knowledge of the Transferors upon proper investigation, the Company has no pending or possible action, lawsuit, audit, investigation, claim, or other proceedings in connection with taxation, and to the knowledge of the Transferors, there are no facts or circumstances, actions, negligence, events, transactions, or series of transactions (including execution and/or Completion of the Share Transfer Agreement) which will or may possibly result in an action, lawsuit, audit, investigation, claim, or other proceedings. No agreement, waiver, or other arrangements will lead to the delay of submitting the tax returns or paying for any taxes by the Company.

     (ii) The Company and the subsidiaries have timely submitted all tax returns, financial statements and other documents required by any taxation laws. Such documents submitted contain no major false representations, nor any omissions of representations of major facts which shall be included. The Company has not submitted nor is it required to submit any tax returns, financial statements or any other documents in any other jurisdictions outside People's Republic of China;

     (iii) The Company has timely withheld and remitted to the relevant authorities (or has provided guarantees as regulated by the relevant laws) the taxes in full which are required to be withheld and remitted in the form required by applicable taxation laws (including any retirement pension plan contribution and social insurance (including but not limited to medical insurance, unemployment insurance, on-job injury insurance) and any other deductions);

     (iv) Except for the unpaid debt or liabilities disclosed in the financial statements of the Company, the Company has no unpaid debts or liabilities owing to the Company's directors, former directors, management staff, shareholders, or employees, or to individuals or companies that have no fair transactions with the aforesaid individuals (except for the normal travel expenses borrowed in advance according to procedures of the Company);

     (v) The Company has not transferred property to any other person or purchased property from any other person, directly or indirectly through unfair transactions failed to be based on the fair value of the property at sale or purchase.

(j)  No Alteration (Prior to the Execution of the Agreement)

     (i) There is no major adverse alteration as to any assets, business, financial status, operational outcome or prospects of the Company.

     (ii) There is no damage, destruction or loss, labour-management dispute of any kind, or any event, development or condition of any kind which may produce major adverse effect (whether or not an insurance guarantee has been obtained).

(k)  Ownership of the Property

           Except for those disclosed in the balance sheet or in the Appendix 2, the Company owns full and merchantable ownership of its property and interests in its property, personal property and real property, including the property disclosed in the balance sheet or purchased after the date of the balance sheet (except the property transferred, sold or disposed of in any way during general and normal business operations after such date), and such property is free and clear of any kinds of mortgages, pledge, security interests, liens or agreement on ownership reservation.

(l)  Lease of Personal Property

           Except those listed in Appendix 2, the Company has no leased or borrowed equipment, other personal property or fixtures.

(m)  Lease of Real Property

     (i) Except the Lease and Sublease Agreement stated in Appendix 2 hereto, the Company is not a party to any lease, sublease, license or other legal documents in connection with the real property, and is not bound by such legal documents, and the Company has not executed any other legal documents in connection with the real property. Any rights and interests of the Company under the Lease and Sublease Agreement are free and clear of any kinds of liens, pledge and encumbrances.

     (ii) All the leases and subleases executed by the Company (listed in Appendix 2) are in normal operation and fully effective. Except otherwise specified in Appendix 2, no amendments have been made to such leases and subleases. The Company has the right to benefit from all leases and subleases to which the Company is one party.

     (iii) Except otherwise specified in Appendix 2, all rents and other current owed expenses have been paid, in accordance with all lease or sublease agreements to which the Company is a party.

     (iv) The Company has carried out all obligations under all lease or sublease agreements to which the Company is a party; the Company has not breached the obligations under any lease or sublease agreement, and has not received notice of any breach under any lease or subleases agreement.

(n)  Real Property

           Except as specified in Appendix 2, the Company does not own real property nor does it have rights or interests in real property. The Company has full and merchantable ownership of the permanent property rights towards all real property, and such real property is free and clear of any mortgage, pledge or encumbrances.

(o)  Asset Status

           All major tangible asset or any portion thereof used in the operation or in connection with the operation of the Company and its subsidiaries, is in good condition; the maintenance is normal (if applicable), except for reasonable loss.

(p)  Lawsuit

          Except as disclosed in Appendix 2, there is no existence of any pending lawsuit, action, dispute, civil or criminal lawsuit, claim, arbitration, or legal, administrative or other proceedings, or governmental investigation, including appeal and application filed for the purpose of review (referred to collectively herein as "claims"); and to the knowledge of the Transferors, there is no existence of the aforesaid claims threatened the Company or affected any of its asset, property, or operation. To the knowledge of the Transferors, there are no facts or circumstances that may give rise to such claims. Except as disclosed in Appendix 2, there is no pending judgment, writ of execution, writ, injunction, rules and orders against the Company issued by any court, authorities, administrations or arbitration authority.

(q)  Intellectual Property

          Appendix 2 lists all inventions, patents, brands, brands intended to use, trade names, copyright, industrial designs, Company names, logos, appearance, corporate style and other Intellectual Property (whether registered or not), domestically or in foreign countries, of which the Company has the ownership or license right, and all relevant applications (referred to herein collectively as "Intellectual Property"), including any detailed material in connection with registration, any detailed registration material, and the earliest used time of any unregistered Intellectual Property. The Company has the ownership of all Intellectual Property. The Intellectual Property is free of any claims or encumbrances. The use and execution (or failure of use and execution) of the Intellectual Property by the Company in any way does not lead to the restriction of its effectiveness or invalidity. Except as disclosed in Appendix 2, the Company has not made any infringement or violation on any Intellectual Property of any person.

(r)  Laws Compliance

          The Company has obtained all necessary licenses, permits, certificates, authorizations or approvals ("license and permit") which entitle the Company to use the Company name and to engage and carry out its operation and management though the assets and property owned, leased, operated and used by the Company.

(s)  Agreement on Operation Restriction

          The Company is not a party to any agreement or arrangement which restricts the Company from conducting certain business.

(t)  No Security

          Except those specified herein or in any appendix hereto, the Company has not provided or agreed to provide any securities to any debts, compensation, bonds, security liability, or any other liabilities, nor is the Company a party to such security or is bound by such security.

(u)  Record of the Company

          The Company shall provide without reservation the accurate and complete record of meetings and resolutions convened by its directors or shareholders since the establishment of the Company.

(v)  Approval

          Prior to the completion of the transfer hereunder, there is no necessity for the Company or the Transferors to make to any authorities or obtain from such authorities, any approval, consent, authorization, or statement, record (except the administrative records made at taxation authority, Company registration, or other administrations of same kind) or registration, or make the obtaining of the aforesaid as a condition to complete the transfer hereunder.

(w)  Full Disclosure

          The above acknowledgement and facts representations contain no false representation of any major facts, and no omission of any major facts. There is no existence of any fact of the Transferors failed to be disclosed to the Transferee, which is foreseeable by the Transferors to make major adverse effect on the capacity of the Transferors to perform the obligations hereunder.

(Signature Page)

The parties hereby sign the Share Transfer Agreement at the date first above written:

PARTY A (SEAL):
AUTHORIZED REPRESENTATIVE:

/s/ CHENGLI JU



PARTY B (SEAL):
AUTHORIZED REPRESENTATIVE:

/s/TAO FENG



PARTY C (SEAL):
AUTHORIZED REPRESENTATIVE:

/s/ YING MA



PARTY D (SEAL):
AUTHORIZED REPRESENTATIVE:

/s/ COMPANY SEAL
/s/ZHIWEI ZHAO



WARRANTOR (SEAL):
AUTHORIZED REPRESENTATIVE:

/s/ COMPANY SEAL
/s/ZHIWEI ZHAO


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